Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Inland Western Retail Real Estate Trust, Inc. of our report dated March 5, 2005 relating to the Combined Statement of Revenues and Certain Operating Expenses of the Starwood Ceruzzi Acquisition Properties for the year ended December 31, 2004, which appears in the Current Report on Form 8-K/A of Inland Western Retail Real Estate Trust, Inc. dated March 29, 2005.

PricewaterhouseCoopers LLP

New York, New York

October 20, 2005